Exhibit 99.1

Big Bear Mining Corp., Provides Corporate Strategy and Update to Shareholders

Tempe, AZ – January 4, 2011

Big Bear Mining Corp (OTCBB ticker: BGBR) (“The Company”) (“BGBR”), a U.S. based exploration company, focused on the acquisition and development of gold and other precious commodity projects, outlines corporate strategy and provides an update to shareholders in an open letter from Company CEO, Steven Rix.

Dear Shareholders,

As we enter the New Year,  I felt it to be a good time to provide a recap of our accomplishments during the last six months and an overview of our corporate goals as we begin 2011.

Our goal at Big Bear Mining, first and foremost, is to enhance shareholder value. Our management team collectively holds approximately 40% of the shares outstanding.  As a team, we are in this with you and see this as a long term commitment.  We are very excited about the potential of the projects we are working on currently as well as future projects we are seeking to acquire.  Our ultimate goal is to develop a portfolio of projects of the highest quality and technical standards that yield probability for future production. We intend to accomplish our stated goals by adhering to the strictest standards of environmental and corporate compliance.

Below is an outline of what we have accomplished the last six months:

•
Acquired  100% interest in 10 properties in Rattlesnake Hills, Natrona County Wyoming. The properties encompass 9,000 acres and 452 mineral claims in which are in close proximity to the Northstock and Antelope Basin gold discoveries by Evolving Gold.

•	Completed the first phase of geological surface evaluation on Red Lake claims in western Ontario.
•
Added two board members Mike Schifsky (extensive experience as CFO and consultant to publically traded companies including Air Gas and American Express) and Hank Konerko (former president of Phelps Dodge, a US based mining company which was acquired by Freeport McMoRan in 2007)

•	Reported first round of results in Red Lake including a number of high grade gold samples (17.2 Au g/t, 14.9 Au g/t, 12.6 Au g/t).
•	Developed plan for next phase of work to be conducted on Red Lake mining claims which we will announce by early second quarter.
•	Raised an additional half million dollars from an institutional investor at .25 cents per share.
•	Announced an interim CFO, Mike Schifsky to oversee the financial commitments associated with a multi-property drilling and exploration campaign for 2011 and assist in ongoing capital raising efforts.
•	Completed extensive surface work on select claim blocks in Rattlesnake Hills including mapping, soil samples, prospecting, and geo physics magnetometer. Over 1400 soil and rock samples were taken.

•	Completed an independent geologist 43101 compliant report on the Rattlesnake Hills.
•	Completed early stage drilling on Barlow Gap claims in Rattlesnake Hills with almost 4,000 feet and five holes.

As an emerging junior mining company it’s critical to be deliberate and patient in the process of setting the proper foundation. We see our milestones to date as a clear indicator that we do what we say we will do when we say we will do it. In that vein, we will continue to set goals that we believe we can achieve and by doing so we hope to increase our viability for investment from prospective investors.

Looking to 2011, we have an aggressive plan which we look forward to getting started on. Some of the highlights include:
-	Finalize acquisition of a third property for exploration - Q1
-	Develop and finalize exploration plan for all properties in our portfolio (Red Lake, Rattlesnake Hills, and property to be named) – Q1
-	Conduct geo-physics campaign on Sol D’or Mine and Shabu claims in Red Lake to determine drill targets – Q2
-	Conduct geo-physics campaign on predetermined drill targets in third property to verify drill targets – Q2
-	Continue drilling program started in Barlow Gap claims in Rattlesnake Hills – Q2
-	Commence drilling program in Dry Creek claims in Rattlesnake Hills – Q2
-	Commence drilling program on QL claims in Rattlesnake Hills – Q3
-	Initiate additional program, surface sampling, and geo physics on additional claim blocks in Rattlesnake Hills to identify additional drill targets for the 2012 exploration – Q3
-	Commence drilling program on property to be named – Q3
-	Release results from Rattlesnake Hills drill programs – Q4
-	Release results from Red Lake geo – physics program – Q4

We plan to meet each of our stated goals within the stated timeline.  We understand shareholders will continue to measure us by our accountability and our ability to execute.  As we show shareholders we are able to do both, we believe our value will increase.  Thank you for your support and we look forward to providing additional updates on our progress in the future.

Sincerely,

Steven Rix

Chief Executive Officer

Big Bear Mining Corp.

About Big Bear Mining Corp:
Big Bear Mining Corp. is a US based exploration and development company, focused on the acquisition and development of Gold and other precious commodity projects which demonstrate high probability for near term production. Big Bear is a fully reporting company quoted on the OTCBB under the symbol BGBR. Website: www.bigbearmining.com

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, the accomplishment of any of our plans listed for 2011 such as any acquisitions, geophysics, drilling programs or results from such programs, and the timelines within which such items may be accomplished, as referred to in this news release.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.
CONTACT:
Ross Silver
(480) 253-0323
ir@bigbearminingcorp.com